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                                                                      EXHIBIT 12


PSINet Inc.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     (in millions of U.S. dollars)

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
                                                                   Year Ended                                Three Months Ended
                                                                   December 31,                                   March 31,
                                                       -------------------------------------   ------------------------------

                                                         1995      1996      1997       1998       1999       1999       2000
                                                       ------    ------    ------    -------    -------     ------    -------
     Loss before income taxes                          $(53.2)   $(55.3)   $(46.1)   $(262.7)   $(419.0)    $(58.7)   $(188.6)
     Equity in loss of affiliate                          0.2       0.9         -          -          -          -          -
     Interest expense                                     2.0       5.0       5.4       63.9      193.1       29.6       79.0
     Interest portion of rental expense                   0.7       1.2       1.7        4.2        8.6        1.6        3.7
                                                       ------    ------    ------    -------    -------     ------    -------
      Earnings/(loss)                                  $(50.3)   $(48.2)   $(39.0)   $(194.6)   $(217.3)    $(27.5)   $(105.9)
                                                       ======    ======    ======    =======    =======     ======    =======

     Fixed charges:
      Interest expenses                                $  2.0    $  5.0    $  5.4    $  63.9    $ 193.1     $ 29.6    $  79.0
      Capitalized interest                                  -         -         -        0.8        6.2          -        9.5
      Interest portion of rental expense                  0.7       1.2       1.7        4.2        8.6        1.6        3.7
                                                       ------    ------    ------    -------    -------     ------    -------
     Total fixed charges                                  2.7       6.2       7.1       68.9      207.9       31.2       92.2

     Preferred stock dividend requirement                   -         -       0.4        3.1       17.7        0.6       15.6

     Total combined fixed charges and preferred        ------    ------    ------    -------    -------     ------    -------
     stock dividends                                   $  2.7    $  6.2    $  7.5    $  72.0    $ 225.6     $ 31.8    $ 107.8
                                                       ======    ======    ======    =======    =======     ======    =======

     Ratio of earnings to combined fixed charges            -         -         -          -          -          -          -
      and preferred stock dividends

     Deficiency of earnings to cover combined fixed    ------    ------    ------    -------    -------     ------    -------
      charges and preferred stock dividends            $(53.0)   $(54.4)   $(46.5)   $(266.6)   $(442.9)    $(59.3)   $(213.7)
                                                       ======    ======    ======    =======    =======     ======    =======
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